SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

December 13, 2006
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated December 19, 2006

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 13, 2006, the Human Resources Committee (the “Committee”) of the Board of Directors of Ball Corporation (the “Company”) took the following actions:

The Committee adopted and approved amendments to the 2005 Deferred Compensation Company Stock Plan (“DCCSP” or the “Plan”) to provide for diversification of each Participant’s deferred compensation. Specifically, the Committee amended the Plan to permit one hundred percent (100%) of the deferred units in the 2005 DCCSP to be diversified subject to the following limitations: fifty percent (50%) of the deferred units must be held until retirement at age 55 or later in a separate account. Following retirement, the Participant may diversify all of the units held in this account into notional mutual fund investment(s). The other fifty percent (50%) of the deferred units will be held in a second account. Each year the Participant may diversify up to fifty percent (50%) of the prior year-end balance of this second account into notional mutual fund investment(s). The twenty percent (20%) match on restricted deferred units (up to a maximum match of twenty thousand dollars ($20,000.00) in a year) would be deposited into the account that must be held in deferred units until retirement. The officers of the Company and their designees are authorized to implement the said amendments effective January 1, 2007, or at such later date in 2007 as the officers of the Company or their designees determine is administratively feasible.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 10.1 Ball Corporation 2005 Deferred Compensation Company Stock Plan, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:  /s/ Raymond J. Seabrook
     Name: Raymond J. Seabrook
       Title: Senior Vice President and Chief Financial Officer

Date: December 19, 2006

Ball Corporation
Form 8-K
December 19, 2006

EXHIBIT INDEX

Description	Exhibit

Ball Corporation 2005 Deferred Compensation Company Stock Plan, as amended and restated	10.1